Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:      Investor Relations

(713) 849-9911

IR@flotekind.com

Flotek Industries, Inc. Announces 2010 Results, Provides Financial and Operational

Update, Announces Year-End 2010 Conference Call Details

HOUSTON, March 16 /PRNewswire-FirstCall/ — Flotek Industries, Inc. (NYSE: FTK - News) (“Flotek” or the “Company”) today announced results for the twelve-months ending December 31, 2010.

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the year ended December 31, 2010 was $147.0 million, an increase of $34.4 million, or 30.6%, compared to $112.6 million for the same period in 2009. Revenue increased across all of the Company’s segments due to improved pricing, increased drilling activity, and recovery of industry demand for products.

“2010 was a year of positive transition for Flotek Industries,” said John Chisholm, Chairman and President of Flotek. “While we are now focused on the work ahead as we continue to re-engineer Flotek and position the Company to be a leader in international specialty oilfield technologies, the Flotek team rose to the challenge to reinvent themselves and the Company. Our results are testament to the commitment, spirit and perseverance of the entire Flotek team, from the Houston headquarters to every field office from Gillette to Granbury and Tioga to Towanda.”

For the year ended December 31, 2010, the Company reported a net loss attributable to common stockholders of $50.0 million, or $1.94 per common share, compared to a net loss of $52.6 million, or $2.68 per common share for the same period in 2009. Included in the 2010 results were a number of non-cash, non-recurring items including: (1) a charge of $9.3 million for impairment of long-lived and intangible assets; (2) a $2.1 million loss related to the disposal of long-lived assets, primarily from rental tools in the Drilling Products segment; and (3) a $3.1 million of stock-based compensation expense for the Company’s former Chief Executive Officer. Also included was $21.5 million of expense related to the change in the fair value of warrants issued in conjunction with the August, 2009 preferred stock offering. With the exception of the warrant liability, these charges are discrete, non-recurring charges. None of these charges, including the warrant liability, have any impact on the cash position of the Company. Adjusting for these charges, which total $36.0 million, the Company’s adjusted net loss would have been $14.0 million, or approximately $0.54 per common share.

A complete review and discussion of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter Results

For the three months ended December 31, 2010, Flotek posted revenue of $47.5 million, compared to $24.6 million in the same period a year ago and $40.0 million in the third quarter of 2010. Revenue in all three business segments reported sequential increases as pricing and activity continued to improve.

Similar to year-end results, a complete review and discussions of these results can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission.

Financial Update

As of December 31, 2010 the Company’s cash balance was $19.9 million compared to $6.5 million on December 31, 2009. The Company’s cash balances have improved as a result of the improved operating environment, a more diligent approach to expense management and from exercises of warrants issued in conjunction with the August, 2009 preferred stock offering.

As of December 31, 2010, the balance on the Company’s Senior Credit facility was approximately $33.6 million. The Company anticipates making additional principal payments by the end of March of approximately $1.3 million. As the Company’s financial condition improves, we are considering more traditional lending arrangements to meet the Company’s needs. While no decision is imminent nor action guaranteed, the Company is committed to minimizing interest expense and improving financial flexibility.

Flotek is also considering a number of options to address the Company’s convertible notes. The Company currently has a total of $111.0 million of convertible notes outstanding that can be put to the Company in February, 2013. With continued improvement in the Company’s operations, balance sheet and cash flows, Flotek believes it has a number of options available to continue to opportunistically improve its balance sheet.

The Company remains under the watch of the New York Stock Exchange (the “Exchange”) as it works to regain compliance with continued listing standards. While the Exchange has 18 months from the time of the original deficiency (which would be June, 2011), the Company’s current market value is adequate to meet continued listing standards. As a result, the Company has requested that the Exchange consider releasing Flotek from formal review prior to the end of the plan review period. The Exchange has indicated it will consider Flotek’s request.

Operational Update

As noted, business fundamentals continued to improve in the fourth quarter, a function of increased oilfield activity in North America as well as a continued focus on growing market share both domestically and abroad. The Company continues to see opportunities for future growth into 2011.

In the Chemical and Logistics segment, prices firmed in 2010 with a formal price increase in May as well as an additional increase on January 1, 2011. Activity increased throughout the Company’s key basins in North America. Flotek’s work in the Marcellus grew to a level to support new warehousing operations in Pennsylvania, and success in specific formulations for the Niobrara shale play should provide significant opportunities for growth in 2011. The Company believes the Niobrara work also provides a baseline to become more active in the Eagle Ford, which is a focus area for Flotek and key customers in early 2011, as well as other unconventional resource plays, both domestically and abroad.

In the Drilling Products segment, Teledrift continues to lead the way. With rapid acceleration in the Permian Basin, Teledrift revenue increased approximately 130% from January to December. In addition, the Company’s focus on upgrading customers from basic Teledrift offerings to the Pro Series tools continued to gain traction, increasing revenue, margins and customer satisfaction. Flotek continues to actively seek new domestic and international markets for Teledrift.

In addition to Teledrift, Flotek’s downhole motor business continues to post significant growth. From gas-centered plays such as the Haynesville and Barnett to more liquids-rich basins such as the Williston, Flotek downhole motors gained meaningful market share in 2010. Moreover, prices continued to firm, providing solid growth in both revenue and margins. The Company is in the process of introducing next-generation designs, where early signs of acceptance are encouraging.

The Company’s Galleon division of mining tools also posted strong growth, with approximately $7 million in new contracts, a result of increased mining activity in Chile and Mexico as well as domestic copper opportunities in the Southwestern United States

In the Artificial Lift segment, the Company’s new contracts propelled strong growth in 2010, with 21% top-line growth notwithstanding week coal bed methane prices. As noted in past quarters, while we expect long-term growth to continue, short-term fluctuations in Artificial Lift results are possible given both weather and regulatory interruptions that typically occur early in the calendar year.

Flotek management continues to focus on developing a more rational cost structure, assuring that the business is run as efficiently as possible without limiting the ability to grow as conditions warrant. The Company plans to implement a new accounting and management information system in 2011 that will not only result in the ability to grow more efficiently but, as importantly, will also provide more timely data to the Company’s leadership at both the field and corporate levels, allowing more robust planning and analysis.

International Opportunities

Flotek’s growth in 2010 was spurred not only by traditional domestic opportunities but also by refocusing the Company’s international marketing efforts. Since the beginning of 2010, the Company completed initial jobs in Turkey, Poland and the Paris Basin, areas where the Company believes further growth is likely.

In addition, Flotek continues to look for partners that can help the Company expand its reach into parts of the world that might otherwise be cost-prohibitive in which to do business. In February, the Company announced it had entered into a relationship with Basin Supply Corporation to jointly market Flotek chemicals and its Teledrift products into countries in the Middle East, North Africa, Latin America and the Former Soviet Union. In the first month, Basin has opened doors in Russia and Columbia that should result in meaningful business opportunities for Flotek products.

“The Basin partnership is a relationship that will benefit Flotek for years to come,” added Chisholm. “Basin has a deep bench of professionals with decades of international energy services experience with the major international, integrated services companies. Basin should be successful in serving up new opportunities for Flotek that are additive to our long-standing, growing relationships with other major service companies. The opportunities that Basin has put before us in less than a month suggest our partnership will transform Flotek from a international ‘utility infielder’ to an ‘everyday player’ as our relationship matures.”

Chisholm added, “It is important to remember that the international marketplace is much more complex than North America. As a result, and as we have said consistently in the past year, international revenues are likely to be somewhat lumpy, especially at first, and the timing can be a bit unpredictable. Navigating the complexities and understanding how to bridge the cultural gaps is precisely why we will look to partners like Basin to help Flotek grow globally in the coming years.”

Early 2011 Snapshot

Flotek’s first quarter is traditionally more moderate than the balance of the year, a result of seasonal weather and environmental regulations that can dampen activity in various regions of the United States.

However, Flotek revenue was strong out of the gate with both January and February posting approximately $16 million per month, notwithstanding significant weather issues in many regions of the country. Continued strength in business activity, pricing and the focus on increasing market share in key regions continue to contribute to Flotek’s growth.

“We are very pleased with the early 2011 top-line results, as they confirm the Flotek team’s hard work continues to yield results,” added Chisholm. “While the entire team deserves accolades for 2010’s accomplishments, the journey has just begun. While we believe 2011 holds promise to be a special year for Flotek, we also know that the journey isn’t always a straight and smooth road. We will continue to strive to be strategic in our mission, execute flawlessly and provide our customers with innovative products, superior service and exceptional experiences. At the same time we will focus on making our organization more efficient as we work tirelessly to be good corporate and community leaders, support our team members and customers and accelerate returns to our shareholders.”

Conference Call Details

Flotek will host a conference call on Thursday, March 17, 2011 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three and twelve months ended December 31, 2010.

To participate in the call, participants should dial 800-683-2320 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.